                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY




                           SECOND AMENDED AND RESTATED


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                 TELIGENT, INC.


                         TELIGENT LICENSE CO. I, L.L.C.,


                        TELIGENT LICENSE CO. II, L.L.C.,


                            TELIGENT SERVICES, INC.,


                           TELIGENT OF VIRGINIA, INC.,


                          QUADRANGLE INVESTMENTS, INC.,


                                BACKLINK, L.L.C.,


                                  JTEL, L.L.C.,


                                KATLINK, L.L.C.,


                      TELIGENT TELECOMMUNICATIONS, L.L.C.,


                         TELIGENT COMMUNICATIONS, L.L.C.


                                       AND


                           TELIGENT ACQUISITION CORP.





                                October 18, 2001

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS 1
        Section 1.1   Definitions............................................................1
        Section 1.2   Construction...........................................................9

ARTICLE II PURCHASE AND SALE.................................................................9
        Section 2.1   The Sale...............................................................9
        Section 2.2   Excluded Assets.......................................................11
        Section 2.3   Assumed Obligations...................................................12
        Section 2.4   Excluded Liabilities..................................................13
        Section 2.5   Assumption of Certain Leases and Other Contracts......................13

ARTICLE III PURCHASE PRICE..................................................................14
        Section 3.1   Purchase Price........................................................14
        Section 3.2   Allocation of Purchase Price..........................................15

ARTICLE IV THE CLOSING......................................................................16
        Section 4.1   Time and Place of Closing.............................................16
        Section 4.2   Payment of Purchase Price.............................................16
        Section 4.3   Deliveries by the Sellers.............................................16
        Section 4.4   Deliveries by the Buyer...............................................17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................................18
        Section 5.1   Organization; Qualification...........................................18
        Section 5.2   Authority Relative to this Agreement..................................18
        Section 5.3   Consents and Approvals; No Violation..................................18
        Section 5.4   FCC Licenses and FCC Analogous Licenses...............................19
        Section 5.5   Equipment Compliance with FCC Rules...................................20
        Section 5.6   Financial Statements and Reports......................................20
        Section 5.7   Title to Assets.......................................................20
        Section 5.8   Leased Real Property..................................................20
        Section 5.9   Environmental Matters.................................................20
        Section 5.10  ERISA; Benefit Plans..................................................21
        Section 5.11  Certain Contracts and Arrangements....................................22
        Section 5.12  Legal Proceedings and Judgments.......................................22
        Section 5.13  Permits...............................................................22
        Section 5.14  Compliance with Laws..................................................22
        Section 5.15  Taxes.................................................................22
        Section 5.16  Intellectual Property.................................................23
        Section 5.17  Labor and Employment Matters..........................................23
        Section 5.18  Purchased Assets......................................................23
        Section 5.19  Disclaimer of other Representations and Warranties....................23

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER......................................23
        Section 6.1   Organization..........................................................23

        Section 6.2   Authority Relative to this Agreement..................................24
        Section 6.3   Consents and Approvals; No Violation..................................24
        Section 6.4   Subsidiaries and Investments..........................................24
        Section 6.5   Capitalization........................................................25
        Section 6.6   Interim Operations of the Buyer.......................................25
        Section 6.7   Qualifications to Hold Permits........................................26
        Section 6.8   Legal Proceedings and Judgments.......................................26

ARTICLE VII COVENANTS OF THE PARTIES........................................................26
        Section 7.1   Conduct of Business...................................................26
        Section 7.2   Buyer Equity Offering.................................................27
        Section 7.3   Rights Related to the Stock Consideration and the Warrants............27
        Section 7.4   Access to Information.................................................27
        Section 7.5   Expenses..............................................................28
        Section 7.6   Further Assurances....................................................28
        Section 7.7   Public Statements.....................................................29
        Section 7.8   Governmental Entity Consents and Approvals............................29
        Section 7.9   Fees and Commissions..................................................31
        Section 7.10  Tax Matters...........................................................31
        Section 7.11  Supplements to Schedules..............................................32
        Section 7.12  Employees.............................................................32
        Section 7.13  Litigation Support....................................................33
        Section 7.14  Notification..........................................................33
        Section 7.15  Submission for Bankruptcy Court Approval..............................33
        Section 7.16  Investor Qualification................................................37
        Section 7.17  Management Agreements.................................................37
        Section 7.18  Transition Services...................................................37

ARTICLE VIII CONDITIONS TO CLOSING..........................................................38
        Section 8.1   Conditions to Each Party's Obligations to Effect the Closing..........38
        Section 8.2   Conditions to Obligations of the Buyer................................39
        Section 8.3   Conditions to Obligations of the Sellers..............................40

ARTICLE IX TERMINATION AND ABANDONMENT......................................................41
        Section 9.1   Termination...........................................................41
        Section 9.2   Procedure and Effect of Termination...................................42

ARTICLE X MISCELLANEOUS PROVISIONS..........................................................43
        Section 10.1  Amendment and Modification............................................43
        Section 10.2  Waiver of Compliance; Consents........................................43
        Section 10.3  Survival..............................................................43
        Section 10.4  No Impediment to Liquidation..........................................44
        Section 10.5  Notices...............................................................44
        Section 10.6  Assignment............................................................45
        Section 10.7  Governing Law.........................................................45
        Section 10.8  Counterparts..........................................................45
        Section 10.9  Schedules and Exhibits................................................45

        Section 10.10 Entire Agreement......................................................46
        Section 10.11 Bulk Sales or Transfer Laws...........................................46
        Section 10.12 Submission to Jurisdiction............................................46
        Section 10.13 No Strict Construction................................................46
        Section 10.14 Remedies..............................................................46




                         LIST OF EXHIBITS AND SCHEDULES

        EXHIBITS
        --------
        Exhibit A     -      List of Assumed Agreements

        Exhibit B     -      Form of Bill of Sale

        Exhibit C     -      Form of Instrument of Assignment and Assumption

        Exhibit D     -      Form of Warrant

        Exhibit E     -      Certificate of Incorporation and Bylaws of the Buyer

        Exhibit F     -      Form of Governing Documents of the Designated Buyer
                             Subsidiaries

        Exhibit G     -      Form of Sale Order

        Exhibit H     -      Terms of Debtor-in-Possession Working Capital Facility

        Exhibit I     -      Key Executives' Employment Agreement Terms

        SCHEDULES                   REFERENCED IN:
        ---------                   -------------
        Schedule 1.1(a)(1)   -      Section 1.1(a)
        Schedule 2.1(j)      -      Section 2.1(j)
        Schedule 2.2..       -      Section 2.2(f)
        Schedule 5.8         -      Section 5.8 and Section 5.11
        Schedule 5.9         -      Section 2.1(f) and Section 5.9
        Schedule 5.10        -      Section 5.10(a), Section 5.10(c) and Section 5.10(d)
        Schedule 5.11        -      Section 5.11
        Schedule 5.12        -      Section 5.12
        Schedule 5.13        -      Section 1.1(a) and Section 5.13
        Schedule 5.16        -      Section 5.16
        Schedule 5.17        -      Section 5.17
        Schedule 6.5         -      Section 6.5
        Schedule 7.1(a)      -      Section 7.1(a)
        Schedule 7.1(c)      -      Section 7.1(c)

              SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


        This Second Amended and Restated Asset Purchase Agreement (this "Agreement") is made as of October 18, 2001 by and among Teligent, Inc., a Delaware corporation ("Teligent"); Teligent License Co. I, L.L.C., a Delaware limited liability company; Teligent License Co. II, L.L.C., a Delaware limited liability company; Teligent Services, Inc., a Delaware corporation; Teligent of Virginia, Inc., a Virginia Public Service Company; Quadrangle Investments, Inc., a Delaware corporation; BackLink, L.L.C., a Delaware limited liability company; JTel, L.L.C., a Delaware limited liability company; KatLink, L.L.C., a Delaware limited liability company; Teligent Telecommunications, L.L.C., a Delaware limited liability company; Teligent Communications, L.L.C., a Delaware limited liability company (collectively, the "Sellers"); and Teligent Acquisition Corp., a Delaware corporation (the "Buyer").



        WHEREAS, each of the Sellers and the Buyer are parties to the First Amended and Restated Asset Purchase Agreement, dated as of September 4, 2001 (the "First Amended Agreement"), and they desire to amend and restate the First Amended Agreement in its entirety as set forth herein;


        WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Purchased Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth in this Agreement; and


        WHEREAS, the Buyer desires to purchase from the Sellers the Purchased Assets for the purpose of providing broadband capacity and related services;


        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

        Section 1.1 Definitions.

               (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

        "Actual DIP Financing Amount" means all obligations outstanding under the Debtor-in-Possession Working Capital Facility.

        "Additional Equity Offering" means any offering of (i) equity securities of the Buyer or any of its Subsidiaries (other than (A) equity securities offered and sold pursuant to any employee stock or stock option plan adopted by the Buyer, (B) the warrants described on Schedule 6.5 or (C) equity securities issued pursuant to the exercise of the warrants described on Schedule 6.5) or (ii) any debt instrument which is convertible, at the option of the Buyer, into equity securities of the Buyer or any of its Subsidiaries if such debt instrument is actually converted into any such equity securities on or prior to nine (9) months after the closing of the Buyer Equity Offering,

        "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        "Assumed Agreements" means any contract, agreement, real or personal property lease, commitment, understanding or instrument which relates to the Business or the Purchased Assets and which is listed on Exhibit A attached hereto, which Exhibit may be amended from time to time by the Buyer in accordance with Section 2.5(a).

        "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. Sections 101, et. seq.

        "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the Southern District of New York under Case No. 01-12974.

        "Bill of Sale" means the Bill of Sale to be executed and delivered by the Sellers at the Closing, substantially in the form of Exhibit B attached hereto.

        "Business" means the activities carried on by the Sellers for the purpose of providing local and long distance telephony, high-speed data and Internet access services over local digital networks; provided that "Business" shall not include any of the activities carried on by any of the Excluded Subsidiaries.

        "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions in such state are authorized by law or other governmental action to close.

        "Buyer Common" means the Buyer's common stock, par value $0.01 per share.

        "Buyer Equity Offering" means a privately placed equity offering of the Buyer's securities to qualified institutional buyers under Rule 144A or any other equity offering exempt from the registration requirements of the Securities Act in an amount sufficient to fund the Cash Consideration hereunder and to provide sufficient working capital, as determined in the Buyer's sole discretion, for the continued operation of the Operating Business after the Closing.

        "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

        "Cash Collateral Order" means that certain final cash collateral order entered by the Bankruptcy Court, dated June 13, 2001, as may be amended from time to time.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "Chapter 11 Case" means the Sellers' case commenced under Chapter 11 of the Bankruptcy Code.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committed Financing" means the receipt of binding subscription agreements by the Buyer from investors in the Buyer Common under the Buyer Equity Offering for an aggregate amount of no less than $175,000,000.

        "Confidential Information" shall have the meaning specified in the Confidentiality Agreement.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated as of June 20, 2001, between Teligent and Friedman, Billings, Ramsey & Co.

        "Disability" means any physical or mental incapacitation which results or will result in a Key Executive's inability to perform his duties and responsibilities for the Sellers for a total of 120 days during the twelve-month period commencing on the date of the Original Agreement, as determined by an Independent Medical Doctor. For the purposes of this definition, an "Independent Medical Doctor" shall be a medical doctor chosen in the following manner: the Buyer and Teligent shall each choose a medical doctor and such medical doctors, together, shall choose a third medical doctor who shall be the Independent Medical Doctor.

        "Encumbrances" means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

        "Environmental Laws" means all federal, state and local laws, statutes, regulations, rules, ordinances, codes, decrees, judgments, or judicial or administrative orders relating to pollution or protection of the environment applicable to the Business.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is treated as a single employer with any of the Sellers for purposes of Section 414 of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Subsidiaries" means Executive Conference Inc., a New Jersey corporation, Sawyer Shell Corp. (formerly Infinet Telecommunications, Inc.), an Ohio corporation, Telecommunications Concepts, Inc., a Virginia corporation, Xandu Shell Corp. (formerly American Long Lines, Inc.), a Pennsylvania corporation, Easton Telecom Services, Inc., an Ohio corporation, Teligent Professional Services, Inc., a Delaware corporation, Auctel, Inc., a Delaware corporation, OMC Communications, Inc., a Maryland corporation, Association Communications, Inc., a Washington corporation, FirstMark Communications, Inc., an Ohio corporation, Teligent International Ltd., a Bermuda company, and Teligent Canada Ltd., a Canadian corporation.

        "FCC" means the Federal Communications Commission.

        "FCC Analogous Consents" means any consents from state or local regulatory authorities with respect to the assignment of the FCC Analogous Licenses or required in connection with the consummation of the transactions contemplated by this Agreement.

        "FCC Analogous Licenses" means any licenses, authorizations or permits issued by state or local regulatory authorities which are used or useful in connection with the Business and listed on Schedule 5.13.

        "FCC Consents" means the actions by the FCC granting its consent to the assignment of the FCC Licenses or required in connection with the consummation of the transactions contemplated hereby.

        "FCC Licenses" means all, permits, construction permits and other authorizations issued by the FCC which are used or useful in connection with the Business and listed on Schedule 5.13.

        "FCC Rules" means the rules and regulations of the FCC, 47 Code of Federal Regulations, Part 1 et seq.

        "Final Order" means, (i) for purposes of the FCC Consents, an administrative order issued by the FCC for which (A) the deadline for lodging any administrative appeal, reconsideration, stay or review has expired pursuant to the FCC Rules and (B) such order has not otherwise been reversed, stayed, enjoined, set aside, annulled or suspended; and (ii) for purposes of the consents required from all other Governmental Entities (including, without limitation, the FCC Analogous Consents), an action by any such Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, or where the time period for any further action by such Governmental Entity has expired without further action by such Governmental Entity. Notwithstanding the foregoing, in the case of any consent required of a Governmental Entity, including the FCC Consents, such consent by such Governmental Entity shall be deemed a Final Order even if there is a timely request for stay, appeal, reconsideration, review or rehearing challenging the action by such Governmental Entity, unless (x) such challenge has a substantial probability of success on its merits and (y) such challenge, if successful, would have a Material Adverse Effect.

        "Governmental Entity" means any federal, state or local governmental or regulatory authority, department, agency, commission, body or other governmental entity.

        "Hazardous Substances" means (i) any petrochemical or petroleum products, oil, coal tar, or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation or other equipment that contains dielectric fluid which may contain polychlorinated biphenyls, and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "solid wastes," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" under any applicable Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

        "Income Tax" means any federal, state, local or foreign Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes), or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

        "Instrument of Assignment and Assumption" means the Instrument of Assignment and Assumption to be executed and delivered by the Buyer and the Sellers at the Closing, substantially in the form of Exhibit C attached hereto.

        "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures,
(ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information and inventions and (vi) rights under any license agreements for any of the foregoing.

        "Key Executives" means Stuart Kupinsky and Jim Continenza.

        "Knowledge" means, with respect to each Seller, as to a particular matter, the actual knowledge of the Key Executives, in each case without independent investigation.

        "Material Adverse Effect" means any change or changes in, or effect on, the Business or the Purchased Assets that is individually, or are in the aggregate, reasonably likely to be materially adverse to the financial condition of the Operating Business or the Purchased Assets, each taken as a whole, taking into account the Sellers' current status as filers under Chapter 11 of the Bankruptcy Code, other than (i) any change or effect in any way resulting from or arising in connection with this Agreement or any of the transactions contemplated hereby (including any announcement with respect to this Agreement or any of the transactions contemplated hereby), (ii) changes in (A) economic, regulatory or political conditions generally or (B) general business or economic conditions relating to any industries in which any of the Sellers participates, which is not specific to such Seller, (iii) any change in or effect on the Purchased Assets or the Operating Business which is cured (including by the payment of money) by the applicable Seller or any of its Affiliates before the Termination Date or (iv) any change or effect resulting from (A) the discontinuance of service referenced in Section 7.1(c) herein or (B) the Seller's plan to decommission the facilities reflected in the letter dated August 21, 2001, from Teligent to the Buyer.

        "Operating Business" means the activities carried on by the Sellers for the purpose of providing local and long distance telephony, high-speed data and Internet access services over the local digital networks in the following Standard Metropolitan Statistical Areas: Boston, MA, Chicago, IL, Cleveland, OH, Dallas, TX, Hartford, CT, Houston, TX, Los Angeles, CA, New York, NY, Philadelphia, PA, Phoenix, AZ and Washington, D.C; provided that "Operating Business" shall not include any of the activities carried on by the Excluded Subsidiaries.

        "Original Agreement" means the Asset Purchase Agreement, dated as of August 23, 2001, entered into by and among the Buyer and the Sellers, which agreement was amended and restated in its entirety by the First Amended Agreement.

        "Permitted Encumbrances" means (i) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any of the Sellers or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities which do not materially interfere with the present use of the Purchased Assets, (iv) all exceptions, restrictions, easements, charges, rights-of-way and other Encumbrances set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets, and (v) such other liens, imperfections in or failure of title, charges, easements, rights-of-way, encroachments, exceptions, restrictions and encumbrances which do not materially interfere with the present use of the Purchased Assets and neither secure indebtedness or the payment of the deferred purchase price of property, nor individually or in the aggregate create a Material Adverse Effect.

        "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or any Governmental Entity.

        "Registration Rights Agreement" means the Registration Rights Agreement governing certain registration rights related to the Buyer Common, which agreement will be executed on or prior to the Closing by and among the Buyer, the Sellers and Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation (for the benefit of itself and its respective direct and indirect transferees).

        "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

        "Required Consents" means, collectively, (i) the Sale Order, (ii) the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, (iii) the FCC Consents, (iv) the FCC Analogous Consents, (v) the Other Regulatory Approvals which may be required, as determined in accordance with Section 7.8(d), and (vi) the Third Party Consents.

        "Sale Hearing" means the hearing of the Bankruptcy Court during which the Bankruptcy Court considers the Sale Order.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Licensees" means Teligent License Co. I, L.L.C., Teligent License Co. II, L.L.C., BackLink, L.L.C., JTel, L.L.C., KatLink, L.L.C., Teligent Services, Inc. and any other entity holding licenses necessary to conduct the Business.

        "Sellers' Representatives" means the Sellers' accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

        "Subsidiary," when used in reference to any other Person, means any Person of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such other Person.

        "Tax" and "Taxes" means (i) all taxes, charges, fees, levies, penalties or other assessments of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions attributable thereto or (ii) liability for the payment of any amounts of the type described in clause (i) above as a result of being party to any agreement or any express or implied obligation to indemnify or otherwise succeed to the liability of any other Person.

        "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

        "Third Party Consents" means all of the consents set forth on Schedule 1.1(a)(1) attached hereto.

        "Transferring Employee Records" means all personnel files related to the Transferred Employees to the extent such files pertain to (i) skill and development training and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications.

        "TSI" means Teligent Services, Inc., a Delaware corporation.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

        (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:


               Term                                    Section
               ----                                    -------
               Additional Cash Consideration           3.1(b)

               Agreement                               Recitals

               Assumed Obligations                     2.3

               Benefit Plans                           5.10(a)

               Bid Procedures                          7.15(a)

               Books and Records                       7.18(b)

               Buyer                                   Recitals

               Buyer Material Adverse Effect           4.4(i)

               Cash Consideration                      3.1(a)

               Closing                                 4.1

               Closing Date                            4.1
               Debtor-in-Possession Working
               Capital Facility                        7.15(d)

               Designated Buyer Subsidiaries           2.1

               Environmental Permits                   5.9(a)

               Excluded Assets                         2.2

               Excluded Liabilities                    2.4

               DIP Order                               7.15(c)

               Financial Statements                    5.6

               First Amended Agreement                 Recitals

               FMV Proceeds                            7.15(a)(i)(x)

               Interim Financing                       7.15(d)

               Leased Real Property                    5.8

               Other Regulatory Approvals              7.8(d)

               Permits                                 5.13

               Pre-Petition Secured Lenders            8.2(d)

               Proposal                                7.15(a)(ix)

               Purchased Assets                        2.1

               Purchase Price                          3.1(a)

               Registered Intellectual Property        5.16

               Sale Order                              7.15(b)

               Sellers                                 Recitals

               Stock Consideration                     3.1(a)

               Teligent                                Recitals

               Termination Date                        9.1(l)

               Transfer Taxes                          7.10(b)

               Transferred Employee                    7.12(a)

               Transferable Permits                    2.1(f)

               Transition Period                       7.18(a)

               Transition Services Agreement           7.18(a)

               WARN Obligations                        7.12(b)

               Warrants                                3.1(a)



        Section 1.2    Construction.

        The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph, or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached hereto are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to "this Agreement" shall be deemed to include the Exhibits and Schedules attached hereto. The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term "including" when used herein without the qualifier, "without limitation," shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word, "or," shall not be construed to be exclusive. Provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II
                                PURCHASE AND SALE

        Section 2.1 The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Sellers shall sell, assign, convey, transfer and deliver to the Buyer, or in the case of the assignment of the FCC Licenses and the FCC Analogous Licenses, TAC License Corp., a Delaware corporation, or Teligent of Virginia, L.L.C., a Delaware limited liability company (collectively, the "Designated Buyer Subsidiaries"), and the Buyer shall, by payment of the Purchase Price, purchase and acquire from the Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the rights, title and interest that the Sellers possess as of the Closing and have the right to transfer in, to and under the real, personal, tangible and intangible property or assets described below (collectively, the "Purchased Assets"):

               (a) all inventories of supplies, materials and critical spares used in connection with the Business;

               (b) all equipment used in connection with the Business, including
        (i) DSLAMs, modems, routers, ANXs and all other 18 GHz, 23 GHz and 24 GHz-enabled equipment; (ii) all equipment necessary to render fully operational 2,000 additional Teligent Access Sites beyond those operating in the Operating Business at the Closing; and (iii) all additional equipment necessary to render fully operational 100 additional Teligent Node sites beyond those operating in the Operating Business at the Closing;

               (c) all machinery, vehicles, furniture and other tangible personal property used in connection with the Business;

               (d) all of the Sellers' accounts receivable as of the Closing
        Date;

               (e) the Assumed Agreements, in each case, to the extent the same are assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the third party or third parties to such agreements, and any and all customer deposits, customer advances and credits, security deposits and letters of credit related to any such Assumed Agreements;

               (f) the Permits (including, without limitation, the FCC Licenses and the FCC Analogous Licenses) and the Environmental Permits listed on
        Schedule 5.9, in each case, to the extent the same are assignable (the "Transferable Permits");

               (g) to the extent assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the third party or third parties to such agreements, all confidentiality, noncompete or nondisclosure agreements executed by vendors, suppliers or employees of the Sellers or other third parties, in each case, relating to the Business;

               (h) all of the shares of the capital stock of ICG Communications, Inc., a Delaware corporation, owned by any of the Sellers;

               (i) originals or copies of all Transferring Employee Records, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Sellers relating specifically to the Purchased Assets, including books of account, all customer lists, billing records and other customer correspondence relating to the Business, all regulatory filings and other books and records relating to the rates and services provided by the Sellers in connection with the operation of the Business;

               (j) except as set forth on Schedule 2.1(j) and subject to Section 2.2(d), all of the rights, claims or causes of action of any of the Sellers against a third party related to the Purchased Assets, the operation of the Operating Business or the Assumed Obligations or Assumed Agreements arising out of transactions occurring prior to the Closing Date, except where such rights, claims or causes of action relate to Excluded Liabilities; to the extent such rights, claims or causes of action relate to both Assumed Obligations and Excluded Liabilities, the Buyer and each Seller shall share such rights, claims or causes of action in the same proportion as their respective liabilities bear to the total liability relating to those rights, claims or causes of action;

               (k) all Intellectual Property used by the Sellers in connection with the Business, together with all related income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property; and

               (l) to the extent assignable under Section 365 of the Bankruptcy Code or to the extent consented to by the insurance providers, the rights of the Sellers under those insurance policies which cover risks relating to the Operating Business or the Purchased Assets.

        Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following property or assets and any other property or assets not described in Section 2.1, of the Sellers (the "Excluded Assets"):

               (a) cash (including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers), cash equivalents and bank deposits, subject to the Buyer's rights under Section 2.1(e);

               (b) certificates of deposit, shares of stock (subject to Section 2.1(h)), securities, bonds, debentures, evidences of indebtedness (excluding the Sellers' accounts receivable as of the Closing Date), including, without limitation, interests in any Person owned by any Seller, including, but not limited to, the equity interests owned in the Sellers and the Excluded Subsidiaries;

               (c) rights to any Tax refunds of any of the Sellers, whether such refund is received as a payment or as a credit against future Taxes;

               (d) the Sellers' causes of action, choses of action and rights of recovery pursuant to Sections 544 through 550 and Section 553 of the Bankruptcy Code and any other avoidance actions under any other applicable provisions of the Bankruptcy Code;

               (e) subject to Sections 7.4(c) and 7.18(b), the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Sellers as a corporation or a limited liability company, as the case may be, any books, records or the like of the Sellers;

               (f) all of the assets set forth on Schedule 2.2;

               (g) all of the agreements to which any of the Sellers is a party which are not Assumed Agreements and any and all customer deposits, customer advances and credits and security deposits related to any such agreements which are not Assumed Agreements;

               (h) the rights of each Seller under this Agreement and any other agreements between any of the Sellers and the Buyer or any of its Affiliates;

               (i) all of the real, personal, tangible or intangible property (including Intellectual Property) or assets owned by the Excluded Subsidiaries except to the extent that such property or assets relate to the Operating Business;

               (j) any and all prepaid workers compensation premiums (other than the portion relating to the Transferred Employees);

               (k) all intercompany receivables owed to the Sellers; and

               (l) claims against current or former directors, officers or other employees of, or agents, accountants or other advisors of or to, any of the Sellers.

        Section 2.3 Assumed Obligations. On the Closing Date, the Buyer shall execute and deliver to Teligent the Instrument of Assignment and Assumption pursuant to which the Buyer shall assume and agree to discharge solely the following liabilities and obligations (the "Assumed Obligations"), in accordance with the respective terms and subject to the respective conditions thereof:

               (a) all liabilities and obligations of any of the Sellers under the Assumed Agreements (subject to the limitation on cure amounts set forth in Section 2.5(b)) and the Transferable Permits in accordance with the terms thereof;

               (b) all liabilities and obligations relating to any customer deposits and customer advances and credits, in each case, to the extent that the cash relating to such deposits, advances and credits are included in the Purchased Assets, the security deposits are included in the Purchased Assets and the Sellers' rights under the letters of credit securing customer deposits, advances or credits are assigned to the Buyer as part of the Purchased Assets;

               (c) all liabilities and obligations assumed by, or allocated to, the Buyer pursuant to Section 7.10; and

               (d) all liabilities and obligations related to the Purchased Assets arising from any actions or omissions occurring after the Closing Date or the Operating Business arising from any actions or omissions occurring after the Closing Date.

        Section 2.4 Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of any of the Sellers other than the Assumed Obligations (collectively, the "Excluded Liabilities").

        Section 2.5 Assumption of Certain Leases and Other Contracts. The Sale Order shall provide for the assumption by the applicable Sellers and assignment to the Buyer, effective upon the Closing, of the Assumed Agreements on the following terms and conditions:

               (a) At the Closing, the applicable Sellers shall assume and such Sellers shall assign to the Buyer the Assumed Agreements. The Assumed Agreements shall also be identified by the date of the Assumed Agreement (if available), the other party or parties to the Assumed Agreement and the address of such party or parties (if available) set forth on Exhibit A, as the case may be, all included on an exhibit attached to a motion for authority to assume and assign such Assumed Agreements. To the extent any such information is set forth on Exhibit A and is later determined by the Sellers not to be available, the Sellers shall promptly notify the Buyer of any such lack of availability. Such exhibit shall set forth the approximate amounts necessary to cure defaults, if any, under each of such Assumed Agreements as determined by the Sellers based on the Sellers' books and records, subject to amendment of the cure amounts by the Sellers from time to time. Exhibit A shall be subject to amendment as follows:


                      (i) Until the commencement of the Sale Hearing, the Buyer
               may amend Exhibit A from time to time.

                      (ii) Until thirty (30) days after the date on which the
               Sale Order is entered by the Bankruptcy Court, the Buyer, in its discretion, by delivery of written notice to the Sellers, may exclude any contract, agreement, real or personal property lease, commitment, understanding or instrument listed on Exhibit A and the Buyer shall not acquire any rights or assume any liabilities with respect thereto; provided that the Buyer shall use its commercially reasonable best efforts to finalize its exclusions from Exhibit A as soon as possible.

                      (iii) Until the Closing Date, the Buyer, in its
               discretion, by delivery of written notice to the Sellers, may add to, or exclude from, Exhibit A any of the Sellers' real estate leases necessary to preserve and maintain in full force and effect the FCC Licenses and the FCC Analogous Licenses, and the Buyer shall (A) acquire all rights and assume all liabilities with respect to any such leases added to Exhibit A and (B) not acquire any rights or assume any liabilities with respect to any such leases excluded from Exhibit A; provided that the Buyer shall use its commercially reasonable best efforts to finalize its exclusions from and/or additions to Exhibit A as soon as possible.

               (b) If there exists on the Closing Date any default related to an Assumed Agreement which relates to the Operating Business or the Purchased Assets, the Buyer shall be responsible for any and all amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code in an amount not exceeding $500,000 in the aggregate as a condition to the assumption and assignment of such Assumed Agreement. At the Closing, the Buyer shall provide funds to the Sellers (by wire transfer of immediately-available U.S. funds) in an amount sufficient to pay all such cure amounts up to $500,000 in the aggregate for such Assumed Agreements. Immediately upon receipt by the Sellers of such funds and the Purchase Price at the Closing, the Sellers shall pay all cure amounts for such Assumed Agreements.

               (c) If there exists on the Closing Date any default related to an Assumed Agreement which relates to the Business but neither the Operating Business nor the Purchased Assets, the Buyer shall be responsible for any and all amounts to be cured pursuant to Section 365(a) of the Bankruptcy Code as a condition to the assumption and assignment of such Assumed Agreement. At the Closing, the Buyer shall provide funds to the Sellers (by wire transfer of immediately-available U.S. funds) in an amount sufficient to pay in full all such cure amounts for such Assumed Agreements. Immediately upon receipt by the Sellers of such funds and the Purchase Price at the Closing, the Sellers shall pay all cure amounts for such Assumed Agreements.

               (d) The Buyer shall be responsible for any and all costs and expenses necessary in connection with providing adequate assurance of future performance with respect to the Assumed Agreements.

                                  ARTICLE III
                                 PURCHASE PRICE

        Section 3.1 Purchase Price.

               (a) Aggregate Consideration. The aggregate consideration for the Purchased Assets to be delivered by the Buyer to the Sellers shall be:
        (i) a number of shares of Buyer Common equal to the quotient of: (x) $5,000,000 divided by (y) the lesser of (A) the price per share of Buyer Common paid by the investors in the Buyer under the Buyer Equity Offering and (B) $10.00 (the "Stock Consideration"); (ii) $72,500,000 in cash (the "Cash Consideration"); (iii) stock purchase warrants (the "Warrants"), each substantially in the form of Exhibit D attached hereto, initially exercisable to purchase 2,250,000 shares in the aggregate of Buyer Common; and (iv) the right of the Sellers to receive from the Buyer the Additional Cash Consideration (as defined in Section 3.1(b)) pursuant to Section 3.1(b). The foregoing items (i), (ii) and
        (iii) shall be collectively referred to herein as the "Purchase Price." The Warrants shall be effective until the sixth anniversary of the Closing Date and shall be issued initially in three separate tranches as follows: (i) a Warrant initially exercisable to purchase 750,000 shares of Buyer Common, with an initial exercise price of $14.00 per share of Buyer Common; (ii) a Warrant initially exercisable to purchase 750,000 shares of Buyer Common, with an initial exercise price of $15.00 per share of Buyer Common; and (iii) a Warrant initially exercisable to purchase 750,000 shares of Buyer Common, with an initial exercise price of $16.00 per share of Buyer Common.

               (b) Additional Cash Consideration. The Sellers shall have the right to receive from the Buyer additional cash consideration (the "Additional Cash Consideration"), payable and calculated as set forth in this Section 3.1(b).

                      (i) To the extent that the Buyer receives binding
               subscription agreements from investors in the Buyer Common under the Buyer Equity Offering for an aggregate amount exceeding $192,500,000, the Sellers shall be entitled to receive, and the Buyer shall pay to the Sellers, at the Closing an amount equal to 50% of the aggregate amount of any such excess.

                      (ii) If the Buyer or any of its Subsidiaries raises equity capital pursuant to one or more Additional Equity Offerings consummated on or prior to nine months after the closing of the Buyer Equity Offering, the Sellers shall be entitled to, and the Buyer shall pay to the Sellers, at the closing of any such Additional Equity Offering an amount equal to 50% of the net cash proceeds from any such offering; provided, that (A) the Buyer shall be entitled to retain the first $45,000,000 of such net cash proceeds if the aggregate cash balances of the Buyer are less than $50,000,000 at the time of the closing of each applicable Additional Equity Offering (without giving effect to the proceeds of the applicable Additional Equity Offering) and the Buyer reasonably determines and represents to the Sellers that such funds will be used for the general working capital purposes of the Buyer's business, and (B) the Sellers shall not be entitled to receive any such net cash proceeds if such proceeds were raised and are actually used solely in connection with the strategic acquisition by the Buyer of the equity securities or assets of another company or business.

                      (iii) Notwithstanding anything herein to the contrary, the aggregate amount of Additional Cash Consideration to which the Sellers will be entitled under this Section 3.1(b) shall in no event exceed $30,000,000.

        Section 3.2 Allocation of Purchase Price. Prior to the Closing, the Buyer and the Sellers shall use their reasonable best efforts to agree as to the allocation of the Purchase Price pursuant to Section 1060 of the Code and the rules and regulations thereunder. The Buyer and the Sellers agree to use such allocation in filing all required forms under Section 1060 of the Code and all other Tax Returns, and the Buyer and the Sellers further agree that they shall not take any position inconsistent with such allocation on any examination of any such Tax Return, in any refund claim or in any Tax litigation. Upon the request of the other, the Buyer and the Sellers agree to provide the other information reasonably necessary to complete Form 8594. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594. In the event of a dispute with respect to any part of the allocation of the Purchase Price, the Buyer and the Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed allocation shall be final, binding and conclusive on the parties. If the Buyer and the Sellers are unable to reach a resolution on such differences within thirty (30) days after the date any such dispute arises, the Buyer and the Sellers shall submit the disputed allocations for determination and resolution to the Bankruptcy Court, which shall be instructed to determine and report to the parties, upon such disputed allocations, and such report shall be final, binding and conclusive on the parties hereto with respect to the disputed allocations.

                                   ARTICLE IV
                                   THE CLOSING

        Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Obligations and Assumed Agreements contemplated by this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 A.M. (local time) no later than the fifth (5th) Business Day following the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived in writing. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

        Section 4.2 Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, at the Closing the Buyer shall: (i) subject to Section 4.4(a), pay, or cause to be paid, to Teligent (on behalf of the Sellers) an amount in U.S. dollars equal to the Cash Consideration and the Additional Cash Consideration, if any, by wire transfer of immediately-available funds to such account or accounts specified by Teligent (such account or accounts shall be specified by Teligent in a written notice to be delivered to the Buyer no later than one (1) Business Day prior to the Closing Date), (ii) deliver to Teligent (on behalf of the Sellers) stock certificates representing the Stock Consideration registered in the name or names of Persons specified by Teligent (such name or names shall be specified by Teligent in a written notice to be delivered to the Buyer no later than one
(1) Business Day prior to the Closing Date) and (iii) deliver to Teligent (on behalf of the Sellers) the Warrants registered in the name or names of Persons specified by Teligent (such name or names shall be specified by Teligent in a written notice to be delivered to the Buyer no later than one (1) Business Day prior to the Closing Date).

        Section 4.3 Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver the following to the Buyer:

               (a) the Bill of Sale, duly executed by the Sellers for the personal property included in the Purchased Assets;

               (b) all consents, waivers or approvals obtained by the Sellers with respect to the Purchased Assets, the transfer of the Transferable Permits and the consummation of the transactions required in connection with the sale of the Purchased Assets contemplated by this Agreement, to the extent specifically required hereunder;

               (c) the certificates contemplated by Section 8.2(b) and a certificate from an authorized officer of Teligent to the effect that all cure amounts payable in accordance with Sections 2.5(b) and (c) will have been caused to be paid as of the Closing Date;

               (d) the Instrument of Assignment and Assumption and all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer all of the Sellers' rights, title and interest in, to and under all of the Purchased Assets, in accordance with this Agreement;

               (e) certificates of title for certificated motor vehicles or other separately titled Purchased Assets, or other evidences of the right to use the Purchased Assets, duly executed by the applicable Seller and in form reasonably satisfactory to Buyer;

               (f) stock certificates representing all of the shares of the capital stock of ICG Communications, Inc., a Delaware corporation, owned by the Sellers, endorsed in blank or accompanied by duly executed stock powers; and

               (g) all such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement, except where failure to provide such documents would not materially affect the Sellers' ability to consummate the transactions contemplated hereby.

        Section 4.4 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to Teligent (on behalf of the Sellers):

               (a) an amount of cash equal to the Cash Consideration and the Additional Cash Consideration, if any, less the Actual DIP Financing Amount by wire transfer of immediately-available U.S. funds to such account or accounts specified by Teligent;

               (b) the stock certificates representing the Stock Consideration;

               (c) the Warrants, duly executed by the Buyer;

               (d) certified copies of the Certificate of Incorporation and the Bylaws of the Buyer and each of the Designated Buyer Subsidiaries, each as in effect as of the Closing;

               (e) certified copies of the resolutions duly adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby, including the issuance and delivery of the Stock Consideration hereunder;

               (f) the Instrument of Assignment and Assumption with respect to the Assumed Obligations and Assumed Agreements, duly executed by the Buyer;

               (g) the Registration Rights Agreement, duly executed by the Buyer;

               (h) the certificate contemplated by Section 8.3(b);

               (i) all such other instruments of assumption as shall, in the reasonable opinion of Teligent and its counsel, be necessary for the Buyer to assume the Assumed Obligations in accordance with this Agreement; and

               (j) such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, except where the failure to deliver such agreements, documents, instruments and writings would not materially affect the Buyer's ability to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect").

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS


        As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller with respect to itself, severally represents and warrants to the Buyer as follows:

        Section 5.1 Organization; Qualification. Such Seller is either a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its state of incorporation or formation and has all requisite corporate or limited liability company power and authority to own, lease, and operate the Purchased Assets and to carry on the Business (as it relates to such Seller) as is now being conducted. As related to the operation of the Business, such Seller is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        Section 5.2 Authority Relative to this Agreement. Such Seller has all corporate or limited liability company power and, upon entry of the Sale Order, authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other similar governing body of such Seller and no other corporate or limited liability company proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Upon entry of the Sale Order, this Agreement has been duly and validly executed and delivered by such Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, and subject to the receipt of the Required Consents constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        Section 5.3 Consents and Approvals; No Violation. Subject to the receipt of the Required Consents, neither the execution and delivery of this Agreement by such Seller nor the sale by such Seller of the Purchased Assets pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation, Bylaws, Certificate of Formation, or Limited Liability Agreement (or other similar governing documents) of such Seller; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity which has not otherwise been obtained or made, except (i) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) for those requirements which become applicable to such Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller is a party or by which such Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller, or any of its assets, which violation, individually or in the aggregate, would have a Material Adverse Effect.

        Section 5.4 FCC Licenses and FCC Analogous Licenses. Such Seller is conducting its business in accordance with the FCC Licenses and the FCC Analogous Licenses and is not in violation of, or in default under, (i) the Communications Act of 1934, as amended, including the Telecommunications Act of 1996, or any of the conditions, rules or regulations applicable to such FCC Licenses or (ii) any applicable state statute governing telecommunications or the applicable rules, regulations and orders of any state regulatory commission with jurisdiction over the FCC Analogous Licenses or the Business, except where such violation or default would not, individually or in the aggregate, have a Material Adverse Effect on the ongoing effectiveness of such FCC Licenses or FCC Analogous Licenses. The FCC Licenses and the FCC Analogous Licenses (A) are not subject to pending renewal or modification applications other than in the ordinary course, (B) are in full force and effect, and (C) to the Knowledge of such Seller, have been validly issued. "Validly issued" as used in this Section
5.4 means that the FCC Licenses and the FCC Analogous Licenses have been issued through the means of regular agency procedures applied in conformity with applicable laws and there is no legal basis to conclude that such Seller cannot hold the FCC Licenses or the FCC Analogous Licenses as a matter of law. "Full force and effect" as used in this Section 5.4 means (x) the orders issuing or renewing the FCC Licenses and the FCC Analogous Licenses have become effective under applicable laws, (y) the FCC Licenses and the FCC Analogous Licenses have not expired or been suspended, revoked, canceled or modified in any adverse way and such Seller has taken steps necessary to maintain and preserve the effectiveness of the FCC Licenses and the FCC Analogous Licenses, and (z) the FCC Licenses and the FCC Analogous Licenses contain no conditions that would have a Material Adverse Effect except for conditions imposed generally by the FCC or state regulatory commissions on the holders of such licenses. There are
(1) no complaints, claims or actions outstanding before any Governmental Entity that could result in the revocation or cancellation of the FCC Licenses and the FCC Analogous Licenses and (2) no fees or other payments due and owing in connection with the FCC Licenses and the FCC Analogous Licenses on the date of the Original Agreement.

        Section 5.5 Equipment Compliance with FCC Rules. The radio frequency equipment transferred by the Sellers to the Buyer pursuant to Section
2.1 comply with, or have been grandfathered under, FCC Rules applicable to radio frequency equipment to be used in the radio services authorized by the FCC Licenses.

        Section 5.6 Financial Statements and Reports. Such Seller has made available to the Buyer the audited consolidated financial statements of Teligent and its Subsidiaries for the fiscal year ended December 31, 2000 included in Teligent's Form 10-K filed with the SEC (collectively, including any amendments to the financial statements, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the period covered thereby and present fairly the financial condition of Teligent and its Subsidiaries for such period in accordance with generally accepted accounting principles. Such Seller has made available to the Buyer all of its monthly operating reports filed with the Bankruptcy Court.

        Section 5.7 Title to Assets. Except for Permitted Encumbrances, such Seller has title and will transfer to the Buyer as of the Closing, indefeasible title to, or a valid leasehold interest in, all of the Purchased Assets used in and material to the operation of the Business, free and clear of all Encumbrances.

        Section 5.8 Leased Real Property. Schedule 5.8 lists, as of the date of the Original Agreement, all real property leases under which such Seller is a lessee or a lessor and WHICH relate to the Operating Business or the Purchased Assets and are material to the financial condition of the Business or the Purchased Assets, each taken as a whole (collectively, the "Leased Real Property").

        Section 5.9 Environmental Matters.  Except as disclosed on Schedule 5.9:

               (a) to the Knowledge of such Seller, such Seller holds, and is, and has been, in compliance with, all material permits, licenses and governmental authorizations required for such Seller to conduct the Business under applicable Environmental Laws ("Environmental Permits"), and such Seller is otherwise in compliance with applicable Environmental Laws with respect to the Business and the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

               (b) to the Knowledge of such Seller, such Seller has not received any written notice that it is a potentially responsible party under CERCLA or any similar state law with respect to the Business or the Purchased Assets, except for such liability under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

               (c) such Seller has not entered into or agreed to any consent decree or order, or other binding agreement with a Governmental Entity and is not subject to any outstanding judgment, decree, or judicial or administrative order relating to compliance with or liability under any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Business or the Purchased Assets where any of the foregoing would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

               (d) to the Knowledge of such Seller, there are no claims, actions or proceedings under or relating to Environmental Laws pending or, to such Seller's Knowledge, threatened against or relating to such Seller, the Purchased Assets, or the Business which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        The representations and warranties made in this Section 5.9 are the Sellers' exclusive representations and warranties relating to any environmental matters, including, without limitation, any arising under any Environmental Laws.

        Section 5.10 ERISA; Benefit Plans.

               (a) Schedule 5.10 lists each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, contributed to, or required to be contributed to, by such Seller as of the date of the Original Agreement on account of current or former employees of the Business (each, a "Benefit Plan").

               (b) Each Benefit Plan that is intended to be qualified under
        Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and, to the Knowledge of such Seller, nothing has occurred since the date of such determination that would materially adversely affect the qualified status of such Benefit Plan.

               (c) Except as set forth on Schedule 5.10, to the Knowledge of such Seller, each Benefit Plan has been maintained, funded, and administered in material compliance with its terms, the terms of any applicable collective bargaining agreements, and all applicable laws including, but not limited to, ERISA and the Code. Such Seller has no obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in Section 3(37) of ERISA) with respect to any employee of the Business. Neither such Seller nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that could become a liability of the Buyer.

               (d) Except as set forth on Schedule 5.10, to the Knowledge of such Seller, such Seller has no obligation to provide medical or life insurance benefits to any current or future, retired or former employee of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA.

               (e) Neither such Seller nor any ERISA Affiliate maintains a plan which would be reasonably likely to result in the payment to any employee or former employee of such

        Seller by the Buyer of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Company which would become an obligation of the Buyer as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

        Section 5.11 Certain Contracts and Arrangements. Except for contracts, agreements, personal property leases, service agreements, customer agreements, commitments, understandings or instruments which (a) are listed on
Schedule 5.8 or Schedule 5.11 or (b) have been entered into in the ordinary course of business and do not involve obligations in excess of $25,000 individually, such Seller is not, as of the date of the Original Agreement, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the Operating Business or the Purchased Assets.

        Section 5.12 Legal Proceedings and Judgments. Except as set forth on
Schedule 5.12, to the Knowledge of such Seller, (a) there are no claims, actions, proceedings or investigations pending or threatened against or relating to such Seller before any court or other Governmental Entity acting in an adjudicative capacity, which individually or in the aggregate, would have a Material Adverse Effect; and (b) there are no claims, actions, proceedings or investigations pending against or relating to such Seller before any court or other Governmental Entity acting in an adjudicative capacity, which have been commenced after the filing of the Chapter 11 Case. Except as set forth on
Schedule 5.12, to the Knowledge of such Seller, such Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court or other Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect.

        Section 5.13 Permits. Such Seller has all permits, licenses (including, without limitation, the FCC Licenses and the FCC Analogous Licenses), franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws which are addressed in Section 5.9 (collectively, "Permits"), necessary for the operation of the Business as presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 5.13 sets forth a list of all material Permits and Environmental Permits held by such Seller as of the date of the Original Agreement and necessary for the operation of the Business as presently conducted.

        Section 5.14 Compliance with Laws. To the Knowledge of such Seller, such Seller is in material compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any Governmental Entity applicable to it, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

        Section 5.15 Taxes. All material Tax Returns relating to the Business or the Purchased Assets required to be filed by or on behalf of such Seller have been filed in a timely manner, and all material Taxes shown to be due on such Tax Returns have been paid in full. All material Taxes which such Seller is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid to the appropriate taxing authority.

        Section 5.16 Intellectual Property. Schedule 5.16 attached hereto sets forth all of the following that are owned by the Sellers related to the
Business: (a) patents and patent applications; (b) registered trademarks and service marks and applications therefor and Internet domain names; and (c) registered copyrights and applications therefor (the "Registered Intellectual Property"). Except as set forth on Schedule 5.16, such Seller owns all of the Registered Intellectual Property, and such Seller possesses all material licenses from third parties necessary for the operation of the Business as presently conducted, free and clear of all Encumbrances (other than the Permitted Encumbrances).

        Section 5.17 Labor and Employment Matters. Except as disclosed on
Schedule 5.17: (a) such Seller is not party to or bound by any collective bargaining agreement or relationship with any labor organization; (b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (c) to the Knowledge of such Seller, no union organizing efforts are underway or threatened; (d) no labor strike, work stoppage, slowdown, or other material labor dispute is underway or, to the Knowledge of such Seller, threatened; and, (e) there is no labor or employment-related claim, charge, complaint or investigation pending or, to the Knowledge of such Seller, threatened in any forum that, if adversely decided, is likely to have a Material Adverse Effect.

        Section 5.18 Purchased Assets. The Purchased Assets transferred to the Buyer at the Closing will be sufficient to enable the Buyer to operate the Operating Business immediately following the Closing in a manner not materially different from the manner in which the Sellers operated the Operating Business on the date immediately preceding the Closing Date.

        Section 5.19 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Article V, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of their assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article V, the Buyer is purchasing the Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Sellers make no representation or warranty regarding any assets other than the Purchased Assets, and none shall be implied at law or in equity.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER


        As an inducement to the Sellers to enter this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Sellers as follows:

        Section 6.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Within three (3) Business Days after the date of the Original Agreement, each of the Designated Buyer Subsidiaries will be a corporation duly incorporated, or a limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and will have all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now proposed to be conducted. Attached hereto as Exhibit E are true and correct copies of the Buyer's Certificate of Incorporation and Bylaws as of the date of the Original Agreement. Attached hereto as Exhibit F are the forms of Certificate or Articles of Incorporation and Bylaws of the Designated Buyer Subsidiaries which will become effective no later than three (3) Business Days after the date of the Original Agreement.

        Section 6.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        Section 6.3 Consents and Approvals; No Violation. Subject to the receipt of the Required Consents (other than the Third Party Consents), neither the execution and delivery of this Agreement by the Buyer, the issuance of the Stock Consideration and the Warrants nor the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Obligations and Assumed Agreements pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity which has not been otherwise obtained or made; or (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, and except for such breaches or defaults that would not have a Buyer Material Adverse Effect.

        Section 6.4 Subsidiaries and Investments. Other than the Designated Buyer Subsidiaries, which are wholly-owned Subsidiaries of the Buyer, the Buyer does not own, directly or indirectly, any capital stock, partnership interest, limited liability interests, joint venture interest or other security interests in any other Person. As of three (3) Business Days after the date of the Original Agreement and the Closing, (a) all of the issued and outstanding shares of the capital stock or limited liability company interests of the Designated Buyer Subsidiaries will have been duly authorized, validly issued, fully paid, and nonassessable, and held of record and beneficially by the Buyer and will not be subject to, nor issued in violation of, any preemptive rights or rights of first refusal, and will be owned of record and beneficially by the Buyer free and clear of all Encumbrances; (b) there will be no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Designated Buyer Subsidiary is a party or which are binding upon any such entity providing for the issuance, disposition or acquisition of any of its capital stock; (c) there will be no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock or limited liability company interests of any of the Designated Buyer Subsidiaries; and (d) no Designated Buyer Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or limited liability company interests.

        Section 6.5 Capitalization. As of the Closing, the authorized, issued and outstanding capital stock of the Buyer shall be as set forth on Schedule
6.5. As of the Closing, all of the issued and outstanding shares of the Buyer's capital stock, including the shares of the Buyer Common constituting the Stock Consideration, shall have been duly authorized, validly issued, fully paid, and nonassessable and will not be subject to, or be issued in violation of, any preemptive rights or rights of first refusal and will be free and clear of all Encumbrances, except those Encumbrances that arise as a result of any action or inaction by the Person to whom such shares were issued. As of the Closing, the Warrants will not be subject to, or be issued in violation of, any preemptive rights or rights of first refusal and will be free and clear of all Encumbrances, except those Encumbrances that arise as a result of any action or inaction by the Person to whom such shares were issued. As of the Closing, the shares of Buyer Common issuable upon exercise of the Warrants shall have been duly reserved for issuance upon any such exercise and, when issued and delivered against payment therefor as provided therein, such shares of Buyer Common will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to, or be issued in violation of, any preemptive rights or rights of first refusal and will be free and clear of all Encumbrances, except those Encumbrances that arise as a result of any action or inaction by the Person to whom such Warrants were issued. As of the Closing, there will be no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement and the other transactions contemplated hereby) except as set forth on
Schedule 6.5. Except as set forth on Schedule 6.5, as of the Closing, there will be no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer or any of its Subsidiaries. Except as set forth on Schedule 6.5, there will be no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Buyer or any of its Subsidiaries as of the Closing. As of the Closing, except as set forth on Schedule 6.5, neither the Buyer nor any of its Subsidiaries will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

        Section 6.6 Interim Operations of the Buyer. Each of the Buyer and the Designated Buyer Subsidiaries was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has incurred no liabilities (except as contemplated by or in connection with this Agreement), and has conducted its operations only in furtherance of the transactions contemplated by this Agreement.

        Section 6.7 Qualifications to Hold Permits. The Buyer is aware of no bases why it or any of the Designated Buyer Subsidiaries would not be qualified to hold the FCC Licenses, the FCC Analogous Licenses or any of the other Permits.

        Section 6.8 Legal Proceedings and Judgments. There are no claims, actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against or relating to the Buyer before any court or other Governmental Entity acting in an adjudicative capacity, which individually or in the aggregate would have a Buyer Material Adverse Effect.

                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

        Section 7.1 Conduct of Business.

                (a) Except as described on Schedule 7.1(a) and except as required by the Bankruptcy Court, during the period commencing on the date of the Original Agreement and ending on the Closing Date, the Sellers shall (i) operate the Operating Business in the usual, regular and ordinary course, (ii) other than as permitted in writing by the Buyer, preserve in all material respects the Operating Business and
        (iii) endeavor to preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having business dealings with the Operating Business, in each case, taking into account each of the Seller's current status as a filer under Chapter 11 of the Bankruptcy Code, the Cash Collateral Order, the discontinuance of service referenced in Section 7.1(c) herein and the Sellers' plan to decommission the facilities reflected in the letter dated August 21, 2001, from Teligent to the Buyer.

                (b) Prior to the Closing Date, without the prior written consent of the Buyer, which shall not be unreasonably withheld, no Seller shall
        (i) terminate, extend or otherwise amend any of the FCC Licenses or FCC Analogous Licenses or (ii) other than Permitted Encumbrances, create, incur, assume or suffer to exist any Encumbrance upon the Purchased Assets (taking into account the Cash Collateral Order), in each case, other than in the ordinary course of business. Prior to the Closing Date, without the prior written consent of the Buyer, no Seller shall sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets.

                (c) Prior to the Closing Date, the Sellers shall (i) continue all activities necessary to preserve and maintain in full force and effect the FCC Licenses and the FCC Analogous Licenses and (ii) undertake to discontinue the provision of local and data services in the markets listed in Schedule 7.1(c). The Sellers shall submit applications seeking approval of, or make other necessary filings at, state regulatory commissions in relevant states for such discontinuance. In discontinuing service, the Sellers shall provide reasonable customer notice and otherwise comply with all federal and state regulatory requirements.

                (d) Prior to the Closing Date, the Buyer shall take no action or actions which would constitute the exercise of control over the FCC Licenses or FCC Analogous Licenses.

        Section 7.2 Buyer Equity Offering. The Buyer shall use its best efforts to either (a) consummate the Buyer Equity Offering or (b) show evidence reasonably satisfactory to the Sellers of the Committed Financing by no later than two (2) days prior to the date of the auction conducted pursuant to the Bid Procedures or provide other assurance reasonably acceptable to the Sellers that the Buyer will be able to fund the Cash Consideration at the Closing.

        Section 7.3 Rights Related to the Stock Consideration and the Warrants. The Buyer shall provide to the Sellers and any subsequent holders of the Stock Consideration and the Buyer Common issuable upon exercise of the Warrants all rights to registration thereof under the securities laws, rights to financial reports and all other rights which are provided contractually by the Buyer to the investors under the Buyer Equity Offering in connection with their acquisition of Buyer Common as if the Stock Consideration and the Buyer Common issuable upon exercise of the Warrants had been issued to the Sellers pursuant to the Buyer Equity Offering; provided, that the Sellers and any subsequent holders of the Stock Consideration or Buyer Common issuable upon exercise of the Warrants shall agree to be subject to all limitations and obligations of the investors under the Buyer Equity Offering relating to such registration rights.

        Section 7.4 Access to Information.

                (a) Between the date of the Original Agreement and the Closing Date, each Seller shall, during ordinary business hours, upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law, (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request, (iii) furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request, (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by such Seller with respect to the Business with the SEC; provided, however, that (A) any such access shall be conducted in such a manner so as not to interfere unreasonably with the operation of the Business, (B) such Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) such Seller need not supply the Buyer with any information which such Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.4(a) to the contrary, the Buyer shall not have access to any of the Seller's customer lists, Transferring Employee Records and personnel and medical records, which in such Seller's good faith judgment is sensitive or the disclosure of which could subject such Seller to any risk of liability.

                (b) The Buyer and the Sellers acknowledge that they are subject to the Confidentiality Agreement. All information furnished to or obtained by the Buyer or any of the Buyer Representatives or the Sellers or any of the Sellers' Representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Confidential Information for all purposes of the Confidentiality Agreement.

                (c) For a period of three (3) years (subject to Section 7.10(a)) after the Closing Date, each party and its representatives shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including, without limitation, all information pertaining to the Assumed Agreements, all Transferring Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its Affiliates, (ii) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this
        Section 7.4(c). If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

        Section 7.5 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

        Section 7.6 Further Assurances.

                (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets in accordance with this Agreement, including without limitation using reasonable best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder and obtaining all FCC Consents or FCC Analogous Consents that have not become Final Orders prior to the Closing Date. Neither any of the Sellers, on the one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other party (it being understood that the written consent of Teligent shall have the same effect as the consent of all of the Sellers), take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, each Seller shall, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer such Seller's title to the Purchased Assets subject to Permitted Encumbrances. From time to time after the date of the Original Agreement, the Buyer shall, at its own expense, execute and deliver such documents to each Seller as such Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption and assignment of the Assumed Obligations and the Assumed Agreements in accordance with this Agreement.

                (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the applicable Seller shall, subject to Section 7.6(c), use reasonable best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing.

                (c) To the extent that any of the Sellers' rights under any Assumed Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and such Seller shall use reasonable best efforts (without being required to make any payment to any third party or to incur any economic burden and taking into account such Seller's status as a filer under Chapter 11 of the Bankruptcy Code, the Cash Collateral Order, the discontinuance of services referenced in Section 7.1(c) herein and the Sellers' plan to decommission the facilities reflected in the letter dated August 21, 2001, from Teligent to the Buyer) to obtain any such required consent(s) as promptly as reasonably possible unless failure to obtain such consent would not, individually or in the aggregate, have a Material Adverse Effect, and the Buyer agrees to cooperate with such Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning the Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden.

        Section 7.7 Public Statements. Teligent and the Buyer shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, except that the parties may make disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of Confidential Information.

        Section 7.8 Governmental Entity Consents and Approvals.

                (a) FCC Consents. Subject to Section 7.8(e), within five (5) Business Days after the date of the Original Agreement, the Buyer shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking the FCC Consents and thereafter, shall timely make all other filings and notifications and timely seek all such consents, licenses, approvals, permits, waivers, orders or authorizations as may be required to obtain the FCC Consents. The Sellers shall cooperate with the Buyer to the fullest extent reasonably possible to provide all necessary information for the preparation of such applications, including those portions of such applications which are required to be completed by the Sellers. The Buyer shall bear the fees payable to the FCC in connection with the preparation and filing of the applications for the FCC Consents; provided, that no filing fees incurred in connection with the application or applications seeking the FCC Consents shall be paid by the Buyer unless and until the Bid Procedures are approved by the Bankruptcy Court.

                (b) HSR Act. Subject to Section 7.8(e), within ten (10) Business Days after the entry of the Sale Order by the Bankruptcy Court or at such other time as the Sellers and the Buyer mutually agree is appropriate, the Sellers and the Buyer shall each prepare and file, or cause to be prepared and filed, with the Federal Trade Commission and/or the United States Department of Justice, as the case may be, all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy any applicable requirements of the HSR Act. Each party shall promptly respond to any requests for additional information in connection with such filings and shall take all other reasonable actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The Buyer shall be responsible for payment of the application filing fee under the HSR Act, but not the Sellers' costs and expenses (including attorneys' fees and other legal fees and expenses) associated with the preparation of the Sellers' portion of such filing.

                (c) FCC Analogous Consents. Subject to Section 7.8(e), within ten (10) Business Days after the date of the Original Agreement, the Sellers and/or the Buyer, as applicable, shall each file or cause to be filed with any state or local regulatory authorities analogous to the FCC applications for the approval of the assignment of the FCC Analogous Licenses. The Sellers and the Buyer shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts to obtain grants of approval as expeditiously as practicable. The Buyer shall bear the fees payable to the state and local regulatory entities in connection with the preparation and filing of the applications for the FCC Analogous Consents.

                (d) Other Governmental Entity Approvals. The Sellers and the Buyer shall each use their reasonable best efforts to cooperate with each other in determining any filings, notifications and requests for approval (other than the FCC Consents, the FCC Analogous Consents and the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR
        Act) required to be made and received prior to the Closing under applicable law or regulation (collectively, the "Other Regulatory Approvals"). In connection with any Other Regulatory Approvals, neither the Buyer nor any of the Sellers will, and each of them will use its reasonable best efforts not to, cause or permit any of its officers, directors, partners or other Affiliates to, take any action which could reasonably be expected to materially and adversely affect the submission of any required filings or notifications or the grant of any such approvals.

                (e) Cooperation. The Sellers and the Buyer (i) shall promptly inform each other of any communication from any Governmental Entity concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other party to review in advance any proposed written communication or information submitted to any such Governmental Entity in response thereto. In addition, each of the Sellers and the Buyer shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for approval unless it consults with the other party in advance and, to the extent permitted by any such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of the Sellers and the Buyer shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and the Governmental Entity or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. The Sellers and the Buyer shall also furnish the other party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to the Governmental Entity in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. The Sellers and the Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective reasonable best efforts to obtain the grant thereof by a Final Order as soon as possible.

        Section 7.9 Fees and Commissions. Subject to the Buyer's rights to reimbursement of expenses under Section 7.15 with respect to the expenses which may be incurred in connection with the defense or indemnity as set forth below, the Sellers, on the one hand, and the Buyer, on the other hand, shall pay to the other or otherwise discharge, and shall defend, indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

        Section 7.10 Tax Matters.

                (a) Cooperation on Tax Matters. The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns in connection with matters relating to or affected by the operations of the Sellers prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Notwithstanding anything to the contrary herein, the Buyer and the Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

                (b) Transfer Taxes. All excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and recording, filing and other fees (collectively, "Transfer

        Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Buyer. The Buyer shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the appropriate Seller shall join in the execution of any Tax returns and other documentation at the Buyer's request. Notwithstanding the foregoing, the Sellers shall seek in the Sale Order a decretal paragraph which provides that, in accordance with Section 1146(c) of the Bankruptcy Code, the transactions contemplated hereby are steps in the formulation, or anticipation of the formulation, of a Chapter 11 plan for the Sellers and, as such, the making or delivery of any instrument of transfer to effectuate the transactions contemplated hereby shall not be taxed under any law imposing a stamp tax or similar tax.

        Section 7.11 Supplements to Schedules. Prior to the Closing Date, the Sellers may supplement or amend the Schedules furnished by them pursuant to this Agreement with respect to any matter relating to the Purchased Assets or the Business. In the event such supplements and amendments are reasonably anticipated by the parties to give rise to adverse economic consequences to the Operating Business or the Purchased Assets, the Buyer may either terminate this Agreement without liability or close the transaction (in which event any breach of any representation or warranty made by the Sellers which would otherwise exist absent such supplements and amendments shall be deemed cured for all purposes of this Agreement); provided, however, that the Buyer may not terminate this Agreement if such adverse economic consequences would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 7.12 Employees.

                (a) No later than thirty (30) days after the entry of the Sale Order, in which case the Sellers shall have adequate time to comply with the WARN Act, the Buyer shall provide the Sellers with the identity of the Sellers' employees to whom the Buyer intends to make offers of employment and the general terms of such offers; provided that the Buyer shall notify the Sellers no later than one (1) Business Day after any change to the identity of the Sellers' employees to whom the Buyer will make offers of employment or any change to the general terms of such offers. The Sellers shall timely provide and shall be solely responsible for any required WARN notice with respect to any remaining employees of the Sellers to whom the Buyer intends not to make offers and to any other employees to whom such notice may be required in the Sellers' judgment. Each person who accepts the Buyer's offer of employment pursuant to this Section 7.12 (a) shall be referred to herein as a "Transferred Employee"; provided, however, that it is understood that the Buyer shall not be obligated to retain any such employees (other than the Key Executives) in the employment of the Buyer for any specified period of time from and after the Closing Date.

                (b) The Sellers shall be responsible for all obligations and liabilities under the WARN Act to the extent applicable and under applicable state and local laws (the "WARN Obligations") arising solely as a result of their actions prior to and including the Closing Date. The Buyer shall be responsible for all WARN Obligations arising solely as a result of its actions taken after the Closing Date.



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

        Section 7.13 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party. In the event that the Sale Order is the subject of an appeal, the Buyer and the Sellers agree to use reasonable best efforts to seek an expedited review and decision of such appeal and to seek the dissolution of any stay which might be entered in connection with such an appeal; provided, that each party shall bear the cost of complying with this provision, subject to the Buyer's rights under
Section 7.15(a) to reimbursement of expenses.

        Section 7.14 Notification. The Sellers shall notify the Buyer and keep it advised of the occurrence, to the Knowledge of the Sellers, of (a) any litigation or administrative proceeding pending or threatened against any Seller which could, if adversely determined, have a Material Adverse Effect and (b) any material damage or destruction of any of the Purchased Assets. The Buyer shall notify the Sellers and keep them advised of the occurrences of any Buyer Material Adverse Effect.

        Section 7.15 Submission for Bankruptcy Court Approval.

                (a) The Sellers (or Teligent on their behalf) shall file with the Bankruptcy Court, if necessary, any supporting papers and notices seeking approval of the following amended bidding procedures (the "Bid Procedures"):

                        (i) without duplication, prior to such time as the Buyer
                shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement,
                (B) the Sellers terminate this Agreement in accordance with
                Article 9 hereof and (C) either (I) an order is entered by the Bankruptcy Court approving the sale of all or substantially all of the Purchased Assets to a third party who is not a Pre-Petition Secured Lender pursuant to Section 363 of the Bankruptcy Code (a "Section 363 Sale") within sixty (60) days after the date of such termination by the Sellers and such
                Section 363 Sale is later consummated or (II) a plan of reorganization involving the sale of all or substantially all of the Purchased Assets or all or substantially all of the capital stock of Teligent to a third party who is not a Pre-Petition Secured Lender is confirmed by the Bankruptcy Court ("Plan of Reorganization") within four (4) months after the date of such termination by the Sellers, and such Plan of Reorganization is later substantially consummated, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby, in addition to the following:

                      (x) in the event that the fair market value (as determined by the Bankruptcy Court to the extent necessary) of the proceeds (the "FMV Proceeds") received by the Sellers in such Section 363 Sale or Plan of Reorganization, as applicable, is equal to at least $90,000,000, a breakup fee in the amount of $2,000,000; or

                      (y) in the event that the FMV Proceeds received by the
               Sellers in such Section 363 Sale or Plan of Reorganization, as applicable, are less than $90,000,000, a payment of $1,000,000, characterized as a breakup fee, to the Buyer for all business plans prepared by Friedman, Billings, Ramsey & Co. for the Buyer, which business plans shall be delivered to the Sellers upon receipt of such payment; or

                        (ii) without duplication, prior to such time as the
                Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement, (B) the Sellers terminate this Agreement in accordance with Article 9 hereof and (C) the conditions set forth in Section 7.15(a)(i)(C) above have not been satisfied, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby; or

                        (iii) without duplication, prior to such time as the
                Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement and (B) the Buyer terminates this Agreement in accordance with Article 9 hereof, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby; or

                        (iv) without duplication, on or following such time as
                the Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement, (B) the Sellers terminate this Agreement in accordance with Article 9 hereof and (C) either (I) an order is entered by the Bankruptcy Court approving a sale of all or substantially all of the Purchased Assets pursuant to a Section 363 Sale to a third party who is not a Pre-Petition Secured Lender within sixty (60) days after the date of such termination by the Seller, the FMV Proceeds from which actually equal or exceed $92,000,000, and such Section 363 Sale is later consummated or (II) a Plan of Reorganization involving the sale of all or substantially all of the Purchased Assets or all or substantially all of the capital stock of Teligent to a third party who is not a Pre-Petition Secured Lender is confirmed by the Bankruptcy Court within four (4) months after the date of such termination by the Seller, the FMV Proceeds from which actually equal or exceed $92,000,000, and such Plan of Reorganization is later substantially consummated, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby, in addition to a breakup fee in the amount of $3,000,000; or

                        (v) without duplication, on or following such time as
                the Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement, (B) the Sellers terminate this Agreement in accordance with Article 9 hereof and (C) the conditions set forth in Section 7.15(a)(iv)(C) above have not been satisfied, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby; or

                        (vi) without duplication, on or following such time as
                the Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, if (A) the Buyer has not materially breached any of the provisions of this Agreement and (B) the Buyer terminates this Agreement in accordance with Article 9 hereof, then the Sellers shall pay to the Buyer up to $2,000,000 in the aggregate for the Buyer's actually incurred reasonable out-of-pocket, reasonably documented expenses, including any fees required by Governmental Entities incurred in connection with the transactions contemplated hereby; and

                        (vii) to the extent that the Sellers conduct an auction
                and the Buyer shows evidence reasonably satisfactory to the Sellers that the Buyer has obtained the Committed Financing, any competing bid from a third party who is not a Pre-Petition Secured Lender in such auction must be for all or substantially all of the Purchased Assets and the initial amount of any such third party bid must exceed $91,700,000; and

                        (viii) any break up fee payable to the Buyer under the
                foregoing clauses (i)-(vii), inclusive, approved by the Bankruptcy Court shall be paid by the Sellers to the Buyer within two (2) Business Days after the last event which shall have caused such break-up fee to become payable under this
                Section 7.15; and

                        (ix) any expense reimbursement payable to the Buyer
                under the foregoing clauses (i)-(vii), inclusive, approved by the Bankruptcy Court shall be paid by the Sellers to the Buyer upon the earlier to occur of (A) 90 days after the event giving rise to such reimbursement and (B) if the Buyer is entitled to a break-up fee in accordance with this Section 7.15, such time as such break-up fee is payable; and

                        (x) the Sellers shall promptly notify the Buyer of any
                written expression of interest or bids (each, a "Proposal") received by any Seller from any Person relating to any bids or offers (binding or non-binding) for the purchase or acquisition of all or substantially all of the Operating Business or the Purchased Assets or the purchase or acquisition of all or substantially all of the capital stock of Teligent or any of the other Sellers; and the Sellers shall, within two (2) Business Days after receipt of any such Proposal provide a copy of such Proposal to the Buyer in the manner set forth in Section 10.5.

        Notwithstanding anything herein to the contrary, for purposes of this
        Section 7.15(a), "Pre-Petition Secured Lenders" shall not include any third party who acquires from and after the date of the Original Agreement, for purposes of consummating a purchase or acquisition of all or substantially all of the Purchased Assets, any of the claims of the Sellers' lenders under that certain Credit Agreement, dated as of July 2, 1998.

                (b) As soon as is practicable after the date of this Agreement, the Sellers (or Teligent on their behalf) shall file with the Bankruptcy Court, to the extent necessary, a motion, supporting papers, notices, and a form of sale order, substantially in the form of the order attached hereto as Exhibit G, seeking the Bankruptcy Court's approval of this Agreement, the Sellers' performance under this Agreement, the assumption and assignment of the Assumed Agreements and Assumed Obligations, and the Sellers' retention of the Excluded Assets (the "Sale Order"). The Sale Order shall be in form and substance reasonably satisfactory to the Buyer and shall provide, without limitation, that:

                        (i) as of the Closing, the transactions contemplated by
                this Agreement will effect a legal, valid, enforceable and effective sale and transfer of each of the Purchased Assets to the Buyer and shall vest the Buyer with good title to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances);

                        (ii) the transactions contemplated by this Agreement
                constitute reasonably equivalent value and fair consideration for the Purchased Assets being purchased; and

                        (iii) the Buyer is a good faith purchaser of the
                Purchased Assets, as that term is used in Section 363(m) of the Bankruptcy Code.

                (c) As soon as practicable after the approval by the Bankruptcy Court of the Bid Procedures, the Sellers (or Teligent on their behalf) shall file with the Bankruptcy Court a motion, supporting papers, notices, and a form of financing order mutually agreeable to the Sellers and the Buyer seeking the Bankruptcy Court's approval for the Sellers to borrow up to $25,000,000 from the Buyer pursuant to Section 364 of the Bankruptcy Code (the "DIP Order"). The DIP Order shall provide that in connection with the proposed financing, the Buyer is acting in "good faith" and is entitled to the protections of Section 364(e) of the Bankruptcy Code. In addition, the DIP Order shall provide that such financing shall be secured on a super-priority basis by liens that, pursuant to Section 364(c) or Section 364(d) of the Bankruptcy Code, shall be senior in priority to all Encumbrances, including those of the Pre-Petition Secured Lenders on the Purchased Assets.

                (d) Commencing on the later to occur of: (i) the entry of the DIP Order by the Bankruptcy Court and (ii) the entry of the Sale Order by the Bankruptcy Court, until the Closing, at the election of the Sellers, the Buyer shall lend to the Sellers an amount up to $25,000,000 to be used in the operations of the Sellers related solely and exclusively to the Operating Business (the "Interim Financing"). The Interim Financing shall be made on the terms and subject to the conditions of a credit facility in the form attached hereto as Exhibit H (the "Debtor-in-Possession Working Capital Facility"). Notwithstanding anything herein to the contrary, none of the following actions shall constitute a breach or default of the Sellers under this Agreement: (A) the withdrawal by the Sellers of the request for approval of the Interim Financing prior to the entry of the DIP Order by the Bankruptcy Court,
        (B) the Sellers' election to not borrow under the Interim Financing or
        (C) the repayment and/or termination of the Interim Financing in accordance with the terms of the Debtor-in-Possession Working Capital Facility.

        Section 7.16 Investor Qualification. The Sellers shall not transfer any portion of the Stock Consideration to any Person who is not a "qualified institutional buyer" as that term is defined under Rule 144A of the Securities Act.

        Section 7.17 Management Agreements.

                (a) In the event any FCC Analogous Consent for any state listed in Section 8.2(h) has not become a Final Order by the Closing Date, but a majority of the FCC Analogous Consents listed in Section 8.2(h), including those for California, Texas and New York, have become Final Orders, then the Buyer and TSI shall enter into a management agreement for each of the other states set forth in Section 8.2(h) for which a Final Order has not yet been obtained. Pursuant to such management agreement, the Buyer shall act as manager of the operations in such state or jurisdiction on behalf of TSI and at the direction of TSI and consistent with all applicable laws and regulations until such FCC Analogous Consent has become a Final Order; provided that, if the Buyer and Teligent (on behalf of the Sellers) each reasonably believes that entering into such management agreement pending such FCC Analogous Consent becoming a Final Order in such state would materially adversely affect the timing or outcome of obtaining a Final Order granting such FCC Analogous Consent, then the Buyer and TSI shall not enter into such management agreement.

                (b) In the event any FCC Analogous Consent for any state other than the states listed in Section 8.2(h) has not become a Final Order by the Closing Date, then, at the Buyer's option, the Buyer and TSI shall enter into a management agreement whereby the Buyer shall act as manager of the operations in such state on behalf of TSI and at the direction of TSI and consistent with all applicable laws and regulations until such FCC Analogous Consent has become a Final Order.

        Section 7.18 Transition Services.

                (a) At or prior to the Closing, the Buyer and Teligent, on behalf of itself and the other Sellers, agree to negotiate and enter into a mutually acceptable transition services agreement (the "Transition Services Agreement") whereby the Buyer shall provide, or shall cause its Subsidiaries to provide, to the Sellers various services, including without limitation, financial services (e.g., controller functions, payroll functions, financial reporting functions, systems management functions, accounts payable functions), infrastructure support services (e.g., information technology and application support), operations support services (e.g., storage space, office space, etc.), and human resources services (e.g., staffing), pursuant to mutually acceptable and reasonable terms and conditions.

                (b) For a period of three (3) years after the Closing Date (the "Transition Period"), the Sellers, the Buyer and their representatives shall have reasonable access to, and each shall have the right to photocopy at their own expense, all of the books and records, including any computerized databases and files and programs and associated software, (the "Books and Records") relating to the pre-Closing operations of the Sellers and/or the Purchased Assets as they existed as of the Closing Date, including but not limited to (i) the investigation, evaluation and prosecution of any and all causes of action retained by any Seller, (ii) the evaluation and defense of any and all claims brought against the estate of any Seller and (iii) all Transferred Employees' records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations and Excluded Liabilities, or other matters relating to or affected by the operation of the Business or use of the Purchased Assets. During the Transition Period, the Buyer agrees to provide Teligent and any of its representatives, during ordinary business hours, upon reasonable request and notice and at Teligent's expense, with reasonable access to employees of the Buyer for purposes of winding down the estates of the Sellers. Access pursuant to this Section 7.18(b) shall be afforded by the party in possession of such Books and Records, upon receipt of reasonable advance notice, during normal business hours and at the expense of the requesting party; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party, (B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege or which would require the disclosure of confidential information and (C) no party need to supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.18(b). If the party in possession of such Books and Records shall desire to dispose of any such Books and Records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such Books and Records as such other party may select.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

        Section 8.1 Conditions to Each Party's Obligations to Effect the Closing. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) the waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

                (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of a material part of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Entity which prohibits the consummation of the sale of the Purchased Assets;

                (c) other than as set forth in Section 8.2 or 8.3 for the FCC Consents and the FCC Analogous Consents, all consents of Governmental Entities required for the consummation of the transactions contemplated by this Agreement shall have become Final Orders of the respective Governmental Entities; provided that it shall not be a condition to the Closing that a Final Order by any such Governmental Entity not include any adverse terms or conditions unless such terms and/or conditions would, in the aggregate, create a Material Adverse Effect; and

                (d) on or before November 15, 2001, the Bankruptcy Court shall have entered the Sale Order and all conditions contemplated by the Sale Order to consummate the transactions contemplated hereby shall have been satisfied.

        Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                (a) the Sellers shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by such Sellers on or prior to the Closing Date and the representations and warranties of such Sellers which are set forth in this Agreement shall be true and correct in all material respects as of the date of the Original Agreement and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date) as though made at and as of the Closing Date;

                (b) the Buyer shall have received a certificate from an authorized officer of each of the Sellers, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) have been satisfied;

                (c) the Purchased Assets shall have been released from all Encumbrances and there shall be no Encumbrances on the Purchased Assets (other than the Permitted Encumbrances);

                (d) the Sellers' lenders under that certain Credit Agreement, dated as of July 2, 1998 (the "Pre-Petition Secured Lenders"), shall have agreed in writing that any and all of their post-petition liens on the Purchased Assets shall attach only to the proceeds of the transactions contemplated hereby and not to the Purchased Assets;

                (e) each of the Key Executives shall have agreed to become employed by the Buyer as of the Closing Date on terms not materially different from the terms set forth on Exhibit I for such Key Executive, and each Key Executive shall not have died or suffered a Disability;

                (f) the Buyer shall have received the other items to be delivered pursuant to Section 4.3;

                (g) all FCC Consents shall have become Final Orders; and

                (h) (i) the FCC Analogous Consents for the following states or jurisdictions shall have become Final Orders: Arizona, California, Connecticut, District of Columbia, Illinois, Maryland, Massachusetts, Ohio, Pennsylvania, Texas, New York, New Jersey and Virginia or (ii) the Buyer and TSI shall have entered into a management agreement pursuant to
        Section 7.17(a) in the event that any FCC Analogous Consent for the foregoing states in clause (i) has not become a Final Order.


Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

        Section 8.3 Conditions to Obligations of the Sellers. The obligation of each Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                (a) the Buyer shall have performed and complied with in all material respects the covenants contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date and the representations and warranties of the Buyer which are set forth in this Agreement shall be true and correct in all material respects as of the date of the Original Agreement and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date) as though made at and as of the Closing Date;

                (b) Teligent shall have received (on behalf of the Sellers) a certificate from an authorized officer of the Buyer, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) have been satisfied;

                (c) each Seller shall have received the other items to be delivered to it pursuant to Section 4.4;

                (d) all FCC Consents shall have been obtained or if any FCC Consent has not been obtained by the Closing Date, the Buyer has either waived the requirements for such FCC Consent or the Buyer and the Seller Licensees have entered, at the Buyer's option, into a management agreement whereby the Buyer will act as manager of the operations of the Seller Licensees on behalf of the Seller Licensees and at the direction of the Seller Licensees and consistent with all applicable laws and regulations until such FCC Consent has been obtained; and

                (e) the Certificate or Articles of Incorporation and Bylaws of the Designated Buyer Subsidiaries shall be substantially in the form of Exhibit E attached hereto.


Any condition specified in this Section 8.3 may be waived by the Sellers; provided that no such waiver shall be effective against any Seller unless it is set forth in writing executed by such Seller.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

        Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

                (a) mutual written consent of Teligent (on behalf of the Sellers) and the Buyer;

                (b) the Buyer, if there has been a material violation or breach by the Sellers of any covenant, representation or warranty made by them contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer to effect the Closing and such violation or breach has not been cured by the Sellers within ten (10) Business Days of receipt of written notice thereof or waived by the Buyer;

                (c) the Sellers, if there has been a material violation or breach by the Buyer of any covenant, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers to effect the Closing and such violation or breach has not been cured by the Buyer within ten
        (10) Business Days of receipt of written notice thereof or waived by the Sellers;

                (d) the Sellers, if on or prior to two (2) days prior to the date of the auction conducted pursuant to the Bid Procedures, the Buyer cannot show evidence reasonably satisfactory to the Sellers of the Committed Financing;

                (e) the Buyer or the Sellers, if any event occurs which renders satisfaction of one or more conditions set forth in Section 8.1 impossible; provided that the Buyer or the Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this
        Section 9.1(e) if the impossibility results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement;

                (f) the Buyer, if the Bid Procedures are not approved by the Bankruptcy Court within fifteen (15) Business Days after the date of the Original Agreement or if the Bid Procedures are stayed, reversed or modified in a manner which materially detracts from the protections of the Buyer thereunder; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if the failure to obtain such approval within such time period results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement;

                (g) the Buyer or the Sellers, if the Sale Order has not been entered by the Bankruptcy Court on or prior to November 15, 2001; provided that the Buyer or the Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if the failure to obtain such approval within such time period results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement;

                (h) the Sellers, if the DIP Order has not been entered by the Bankruptcy Court on or prior to November 30, 2001; provided that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(h) if the failure to obtain such approval within such time period results from the Sellers' withdrawal of the request for the DIP Order or results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement;

                (i) the Buyer, in accordance with Section 7.11;

                (j) the Buyer, if, prior to or upon the approval of the Bid Procedures by the Bankruptcy Court, the Buyer has not received written consent or consent on the record at the hearing on the Bid Procedures from the Pre-Petition Secured Lenders to a carve-out from their liens and their administrative claims for any break-up fee or expense reimbursement which may be due to the Buyer pursuant to Section 7.15;

                (k) the Buyer, if the bankruptcy auction to be conducted pursuant to the Bid Procedures is scheduled for a date earlier than 28 days after the approval of the Bid Procedures; or

                (l) the Buyer or the Sellers, if the Closing shall not have occurred on or prior to February 15, 2002 (the "Termination Date"); provided that the Buyer or the Sellers, as the case may be, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(l) if the failure of the Closing to occur on or prior to such date results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement.

        Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party (it being understood that notice to Teligent shall have the same effect as notice to all of the Sellers) and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any covenant, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 9.2, Section

        10.14 and in Sections 7.4(b), 7.5, 7.8(a), 7.9 and 7.15, and upon a willful breach by a party, in which case the non-breaching party shall have all rights and remedies existing at law or in equity; provided, however, the Sellers shall not be responsible for liability for any misrepresentation or breach of any warranty or covenant by the Sellers contained in this Agreement prior to the time of such termination;

                (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and

                (c) all Confidential Information from any and all of the Sellers shall be returned to Teligent, and all Confidential Information from the Buyer shall be returned to the Buyer.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

        Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Teligent (on behalf of the Sellers) and the Buyer.

        Section 10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

        Section 10.3 Survival. Subject to the succeeding sentence, each and every representation, warranty and covenant contained in this Agreement shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement, and such representations, warranties and covenants shall not survive the Closing Date, and neither any of the Sellers, the Buyer nor any officer, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation, warranty or covenant. Notwithstanding the foregoing, (a) the obligations of the Buyer with respect to the Assumed Obligations and the Additional Cash Consideration and of the Sellers with respect to the Excluded Liabilities and the covenants contained in Sections 2.5(b), (c) and (d), 7.3, 7.4(b) and (c), 7.5, 7.9, 7.16 and 7.18 and this
Article X shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) the covenants contained in Sections 7.6 and 7.7 shall survive until the first anniversary of the Closing Date, and (c) the representations and warranties contained in Sections 6.5 and 6.6 and the covenants contained in Sections 7.12 and 7.13 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until thirty (30) days after the expiration of the applicable statutes of limitation (including all periods of extension, whether automatic or permissive).

        Section 10.4 No Impediment to Liquidation. Subject to Sections 2.2(e), 7.4(c) and 7.10, nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to the Sellers' right to liquidate, dissolve and wind-up its affairs and to cease all business activities and operations at such time as it may determine following the Closing. Subject to Sections 2.2(e), 7.4(c) and 7.10, the Sellers shall not be obligated to retain assets or employees or to continue operations following the Closing (or to retain outsource assistance) in order to satisfy its obligations hereunder.

        Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to any Seller and the Buyer shall be sent to the addresses indicated below:

                (a) If to any of the Sellers, to:

                             c/o Teligent, Inc.
                             8065 Leesburg Pike
                             Suite 400
                             Vienna, Virginia 22182
                             Facsimile:  (703) 762-5200
                             Attention:     General Counsel

                             with a copy to:

                             Kirkland & Ellis
                             200 E. Randolph Drive
                             Chicago, Illinois 60601
                             Facsimile:  (312) 861-2200
                             Attention:     James H. M. Sprayregen, Esq.
                                            Carter W. Emerson, P.C.

                (b) if to the Buyer, to:

                             Teligent Acquisition Corp.
                             Suite 700
                             1001 Nineteenth Street, North
                             Arlington, Virginia  22209
                             Facsimile: (703) 312-9655
                             Attention:     Joseph E. Statter

                             with copies to:

                             Gibson, Dunn & Crutcher LLP
                             200 Park Avenue
                             New York, New York 10166
                             Facsimile: (212) 351-4035

                             Attention:     James P. Ricciardi, P.C.

                             and

                             Gibson, Dunn & Crutcher LLP
                             1050 Connecticut Ave., NW
                             Washington, D.C. 20036-5306
                             Facsimile:  (202) 467-0539
                             Attention:     Howard B. Adler, Esq.

                             and

                             Friedman, Billings, Ramsey & Co.
                             Suite 700
                             1001 Nineteenth Street, North
                             Arlington, Virginia  22209
                             Facsimile: (703) 312-9655
                             Attention:     William Ginivan, Esq.


        Section 10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and with respect to any of the Sellers, any entity that may succeed to substantially all the assets of such Seller, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this
Section 10.6 shall be null and void and shall not bind or be recognized by any of the Sellers or the Buyer. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any of the Sellers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

        Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 10.9 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        Section 10.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement. This Agreement supersedes all oral or written prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

        Section 10.11 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Sellers with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

        Section 10.12 Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of New York. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

        Section 10.13 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 10.14 Remedies. Subject to Section 10.3, the Sellers and the Buyer hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, the Sellers or their successors or assigns, or the Buyer or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court or any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

                                   * * * * *

        IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.


                         TELIGENT ACQUISITION CORP.


                         By:    /s/ Richard Hozik
                                ----------------------------------

                                Name: Richard Hozik

                                Title: President





                         TELIGENT, INC.


                         By:    /s/ Terri B. Natoli
                                ----------------------------------

                                Name:  Terri B. Natoli

                                Title: Vice President & Assistant Secretary





                         TELIGENT LICENSE CO. I, L.L.C.


                         By:    /s/ Terri B. Natoli
                                ----------------------------------

                                Name:  Terri B. Natoli

                                Title: Vice President & Assistant Secretary

                          TELIGENT LICENSE CO. II, L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          TELIGENT SERVICES, INC.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          TELIGENT OF VIRGINIA, INC.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          QUADRANGLE INVESTMENTS, INC.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary

                          BACKLINK, L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          JTEL, L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          KATLINK, L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary

                          TELIGENT TELECOMMUNICATIONS,
                          L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary





                          TELIGENT COMMUNICATIONS, L.L.C.


                          By:    /s/ Terri B. Natoli
                                 -----------------------------------------------

                                 Name:  Terri B. Natoli

                                 Title: Vice President & Assistant Secretary